UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 27, 2016

BG STAFFING, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36704	26-0656684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5850 Granite Parkway, Suite 730
Plano, Texas 75024
(Address of principal executive offices, including zip code)

(972) 692-2400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On May 27, 2016, BG Staffing, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC (“Roth Capital Partners”) and Taglich Brothers, Inc. ("Taglich Brothers", and, collectively with Roth Capital Partners, the “Representatives”), as the representatives of the several underwriters identified therein (collectively, the “Underwriters”), pursuant to which the Company agreed to offer and sell 1,075,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), at a price to the public of $14.00 per share ($12.95 per share net of underwriting discounts and commissions). Under the terms of the Underwriting Agreement, the Company also granted the Representatives an option, exercisable for 30 days, to purchase up to an additional 161,250 shares of Common Stock solely to cover over-allotments, if any.

The Company estimates that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, will be approximately $13.6 million. If the Representatives exercise their over-allotment option in full, net proceeds from the offering are expected to be approximately $15.7 million. The closing of the offering is expected to take place on June 2, 2016, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds received from the sale of the Common Stock to reduce outstanding indebtedness.

The Common Stock will be issued pursuant to a registration statement on Form S-3 that the Company filed with the Securities and Exchange Commission, which became effective on January 7, 2015 (File No. 333-201178).

The Underwriting Agreement also provides for us, upon the closing of the offering, to issue warrants (the “Representatives’ Warrant”) to the Representatives to purchase from the Company up to a total of 32,250 shares of Common Stock at an exercise price of $16.80 per share, which will be exercisable in whole or in part commencing one year after the closing of the offering and expiring on the fifth anniversary of the closing.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Representatives, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties, covenants and agreements contained in the Underwriting Agreement are solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

Relationships

Under the rules of the Financial Industry Regulatory Authority (“FINRA”), Taglich Brothers has a conflict of interest in the offering since certain of Taglich Brother’s affiliates beneficially own approximately 14.8% of the Company’s Common Stock. Specifically, Michael N. Taglich, who beneficially owns approximately 8.4% of the Company’s Common Stock, is a principal and the president and chairman of Taglich Brothers, and Robert F. Taglich, who beneficially owns approximately 6.4% of the Company’s Common Stock, is a principal and a managing director of Taglich Brothers. Moreover, Douglas E. Hailey, who is an employee of Taglich Brothers and owns 80% of the equity of Taglich Private Equity LLC, and Richard L. Baum, Jr., an independent contractor for Taglich Private Equity LLC and owner of 10% of the equity of Taglich Private Equity LLC, are members of the Company’s board of directors. Taglich Brothers, Inc. and Taglich Private Equity LLC are not affiliates. Accordingly, the offering was made in compliance with the applicable provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter” as defined in FINRA Rule 5121(f)(12) participate in the preparation of the registration statement and prospectus and exercise its usual standards of due diligence in respect thereto. Roth Capital Partners has assumed the responsibilities of acting as the qualified independent underwriter in the offering.

The Underwriting Agreement and a copy of the form of Representatives’ Warrant are filed as Exhibit 1.1 and Exhibit 10.1 to this Current Report, respectively, and are incorporated by reference. The description of the Underwriting

Agreement and the Representatives’ Warrant is not complete and is qualified in its entirety by reference to such exhibits. A copy of the legal opinion and consent of Norton Rose Fulbright US LLP relating to the validity of the Common Stock to be issued in the offering is attached as Exhibit 5.1 hereto.

Item 3.02	Unregistered Sale of Equity Securities.

The disclosure set forth under Item 1.01 of this Current Report with respect to the Representatives’ Warrant is incorporated by reference.

Item 8.01	Other Events.

On May 26, 2016 and May 27, 2016, the Company issued a press release announcing the commencement and pricing, respectively, of the offering of the Company’s Common Stock described in Item 1.01 of this Current Report. The press releases are filed as Exhibits 99.1 and 99.2, respectively, to this Current Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated	May 27, 2016
5.1	Opinion of Norton Rose Fulbright US LLP as to the legality of the shares
10.1	Form of the Representatives’ Warrant (included in Exhibit 1.1)
23.1	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1)
99.1	Press release dated	May 26, 2016
99.2	Press release dated	May 27, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BG STAFFING, INC.

Date:	May 27, 2016		/s/ Dan Hollenbach
		Name: Title:	Dan Hollenbach Chief Financial Officer and Secretary (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated	May 27, 2016
5.1	Opinion of Norton Rose Fulbright US LLP as to the legality of the shares
10.1	Form of the Representatives’ Warrant (included in Exhibit 1.1)
23.1	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1)
99.1	Press release dated	May 26, 2016
99.2	Press release dated	May 27, 2016